Exhibit 99.1

TII NETWORK TECHNOLOGIES
REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS;
THE COMPANY RECEIVES RENEWED CONTRACT AWARD FROM A LARGE EUROPEAN TELECOMMUNICATIONS PROVIDER

EDGEWOOD, NY – March 30, 2012 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and twelve months ended December 31, 2011.

Net sales for the three months ended December 31, 2011 were $13,123,000 compared to $17,785,000 for the three months ended December 31, 2010, a decrease of $4,662,000 or 26%.  The decrease primarily resulted from $5,281,000 of decreased sales for the Porta Copper Products Division, partially offset by sales of Tii Fiber Optics, Inc. (“Tii Fiber” formerly F2O) of $712,000 which was acquired in March, 2011.  The decrease in comparable sales for the three months ended December 31, 2011 from the prior year three month period was primarily due to the fulfilling in the post-acquisition 2010 period of increased orders from certain customers to replenish inventory that had been depleted prior to our acquisition of the Porta Copper Products Division which occurred on May 19, 2010. Net sales in 2011 were $56,258,000 compared to $54,498,000 in 2010, an increase of $1,760,000 or 3%.  The sales growth for the twelve month period was primarily due to the inclusion of sales of Tii Fiber since its acquisition on March 11, 2011 of $2,145,000, partially offset by decreased sales of the Porta Copper Products Division of $1,713,000.  Combined Porta Copper Products Division and Tii Fiber sales accounted for 29% and 32% of total sales for the three and twelve month periods ended December 31, 2011, respectively, as compared to 47% and 33% of total sales for the three and twelve month periods ended December 31, 2010. We do not expect sales in 2012 to Porta Copper Products Division customers to return to the same levels as 2010.

Operating (loss) for the three months ended December 31, 2011 was ($7,719,000) compared to operating income of $1,149,000 in the comparable prior year period, a change of $8,868,000.  The operating loss was primarily attributable to a charge for the impairment of goodwill of $4,101,000, a provision for excess and obsolete inventory of $2,351,000, a charge for accelerated depreciation for equipment taken out of service of $849,000, and $527,000 of severance expense relating to the termination of our former President and CEO. These expenses amounted to $7,828,000, of which $7,301,000 of these amounts being non-cash charges. Operating (loss) for the year ended December 31, 2011 was ($3,731,000) compared to operating income of $3,537,000 in the comparable prior year period, a decrease of $7,268,000.   The decrease was primarily a result of the charges described above.

The increases in operating expenses in 2011 over the comparable 2010 periods were primarily attributable to the goodwill impairment charge, the severance expense and increased expense associated with a full year of operations of the Porta Copper Products Division.

Net (loss) for the three months ended December 31, 2011 was ($5,595,000), or ($0.40) per share, compared to net income of $760,000, or $0.05 per diluted share, for the same prior year period, a decrease of $6,355,000.  The 2011 fourth quarter results include a tax benefit of ($2,211,000) compared to a tax provision of $420,000 in the same prior year period.  Net (loss) for the year ended December 31, 2011 was ($3,133,000), or ($0.23) per share, compared to net income of $2,230,000, or $0.16 per diluted share, for the same prior year period, a decrease in net income of $5,363,000.  The results for the year ended December 31, 2011 include a tax benefit of ($845,000) compared to a tax provision of $1,365,000 in the same prior year period.

Contract Renewal Award

The Company has been awarded a multi-year renewal of its general supply contract from an existing customer to continue to provide connectivity solutions for the service providers’ network installations.  Tii will provide one of Europe’s largest service providers with products to support their ongoing network upgrades and expansion of their broadband deployments, including LLU “Local Loop Unbundling”.

President’s Remarks

Brian J. Kelley, President and Chief Executive Officer, stated: “Over the preceding few months, management has initiated an in-depth review of all company operations. We focused primarily on operations and procedures, including procurement, forecasting and inventory management.  The result of these efforts should provide an improved foundation for meeting the increasing potential of our business. Despite our loss from operations in 2011, we had positive cash flow from operating activities of $4.2 million, increasing our cash balances by $2.1 million from last year to $3.7 million at December 31, 2011. We had stockholders’ equity of $38.7 million as of December 31, 2011, down from $41 million at December 31, 2010, as a result of the net loss for the year.”

Mr. Kelley continued “The Company continues to have multiple prospects for long term growth. We are pursuing developing opportunities in Mexico, South America, Canada and Europe as well as other international markets. Our business tends to be cyclical. As history demonstrates, this can lead to variable results, as we respond to large customers which often have inconsistent procurement patterns. By diversifying into new markets, we hope to provide revenue growth through a more diversified customer base and to do so on a continuously profitable basis. We look forward to managing these challenges as the year progresses.”

“Finally, we are extremely pleased that we were awarded a renewal of the general supply contract from our largest European customer. Tii was able to quickly develop a new upgraded connectivity solution that will meet the service provider’s needs for reducing training requirements. The new connectivity solution incorporates functionality that will greatly reduce the installation time, thereby reducing labor costs as well as training time required for new technicians. This award tracks with our strategy of diversifying our business internationally.”

About Tii Network Technologies, Inc.
Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinetworktechnologies.com.

Forward Looking Statement
Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this Report, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors, including, but not limited to, the following factors. We undertake no obligation to update any forward-looking statement to reflect events. Among those factors are:

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are affected by customers’ internal budgetary allotments that have been, and may continue to be, impacted by the current economic climate;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
our ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies;

•	our ability to timely develop products and adapt our products to address technological changes, including changes in our principal market;
•	the ability of our contract manufacturer to obtain raw materials and components used in manufacturing our products;
•	competition in our principal market and new markets into which we have been seeking to expand;
•
our dependence on, and ability to retain, our “as-ordered” general supply agreements with certain of our principal customers, our ability to receive orders under such general supply agreements and our ability to win new contracts;

•	our dependence on third parties for certain product;
•	our dependence on our contract manufacturer for most of the production of our products and for obtaining the components needed for the production of our products;
•
the potential effects of our contract manufacturer producing most of our products in China and Mexico, including that on-time delivery could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs, including wages, and changes in the valuation of the Chinese Yuan and Mexican Peso;

•	weather and similar conditions, including the effect of typhoons or hurricanes on our contract manufacturer’s facilities in China and Mexico, which can disrupt production;
•
the effect of hurricanes in the United States which can affect the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	our ability to attract and retain technologically qualified personnel;
•	the availability of financing on satisfactory terms.
•	our ability to successfully complete the integration of our recently acquired businesses, including their products, sales forces and employees into our business;
•	our ability to penetrate the markets and customers of the acquired products with our products, and to penetrate our existing markets with the recently acquired products;
•	our ability to execute our plans with our contract manufacturer to improve gross margins of the products of the acquired Copper Products Division; and
•	the stability of the Pound Sterling and Mexican Peso relative to the U.S. dollar exchange rate.

CONTACT:

Tii Network Technologies, Inc.
Brian J. Kelley, CEO
(631) 789-5000
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-- Statistical Tables Follow --

Tii NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Years Ended December 31,
	2011	2010	2011	2010

Net sales	$13,123	$17,785	$56,258	$54,498
Cost of sales	12,320	13,319	41,458	38,458

Gross profit	803	4,466	14,800	16,040

Operating expenses:
Selling, general and administrative	3,756	2,574	11,846	10,264
Research and development	665	743	2,584	2,239
Impairment of Goodwill	4,101	-	4,101	-
Total operating expenses	8,522	3,317	18,531	12,503

Operating (loss) income	(7,719)	1,149	(3,731)	3,537

Foreign currency transaction (loss) gain	(87)	31	(218)	48
Interest income	-	-	-	10
Interest expense	-	-	(29)	-

(Loss) income before income taxes	(7,806)	1,180	(3,978)	3,595

Income tax (benefit) provision	(2,211)	420	(845)	1,365

Net (loss) income	$(5,595)	$760	$(3,133)	$2,230

Foreign currency translation adjustment	(57)	6	(35)	147

Comprehensive (loss) income	$(5,652)	$766	$(3,168)	$2,377

Net (loss) income per common share:
Basic	$(0.40)	$0.06	$(0.23)	$0.16
Diluted	$(0.40)	$0.05	$(0.23)	$0.16

Weighted average common shares outstanding:
Basic	14,019	13,723	13,878	13,677
Diluted	14,019	14,409	13,878	14,267

Tii NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$3,715	$1,635
Accounts receivable, net of allowance of $172 and $149 at December 31, 2011 and 2010, respectively	9,069	8,269
Other receivable	16	396
Inventories	13,157	15,737
Deferred tax assets, net	3,659	2,091
Other current assets	401	463
Total current assets	30,017	28,591

Property, plant and equipment, net	8,186	9,350
Deferred tax assets, net	5,741	6,460
Intangible assets, net	2,920	2,822
Goodwill	460	4,102
Other assets, net	-	49
Total assets	$47,324	$51,374

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,742	$8,697
Accrued liabilities	2,856	1,690
Total current liabilities and total liabilities	8,598	10,387

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,682,252 shares issued and 14,664,615 shares outstanding as of December 31, 2011, and 14,601,322 shares issued and 14,583,685 shares outstanding as of December 31, 2010	147	146
Additional paid-in capital	44,718	43,812
Accumulated deficit	(5,970)	(2,837)
Accumulated other comprehensive income - foreign currency translation	112	147
	39,007	41,268
Less: Treasury shares, at cost, 17,637 common shares at December 31, 2011 and 2010	(281)	(281)
Total stockholders' equity	38,726	40,987

Total liabilities and stockholders' equity	$47,324	$51,374